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                                                                 EXHIBIT 3.1.1


                              CERTIFICATE OF AMENDMENT
                                         OF
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                SOCAL HOLDINGS, INC.


Rudolf P. Guenzel and J. Michael Holmes hereby certify that:

     A. They are the President and Secretary, respectively, of SoCal Holdings, Inc., a Delaware corporation (the "Corporation").

     B. Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 141 of the General Corporation Law of the State of Delaware (the "GCL"), the Board of Directors, at a meeting duly noticed and held on the 20th day of March, 1998, duly adopted resolutions providing for the amendment of the Amended and Restated Certificate of Incorporation of the Corporation, which resolutions are as follows:

     "1. Article 1 of the Certificate of Incorporation shall be amended in its entirety to read:

     "ARTICLE 1. Name. The name of the corporation is PBOC Holdings, Inc. (hereinafter referred to as the "Corporation")."

     2. "PBOC Holdings, Inc." shall be deemed to be substituted for "SoCal Holdings, Inc." wherever it shall appear in the Certificate of Incorporation.

     3. Article 4 of the Certificate of Incorporation shall be amended in its entirety to read:

        "ARTICLE  4.  Capital Stock.    The total number of shares of
     capital stock which the Corporation has authority to issue is 100,000,000, of which 25,000,000 shall be serial preferred stock, $.01 par value per share (hereinafter the "Preferred Stock"), and 75,000,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock"). The Preferred Stock shall include the following series of Preferred Stock: 85,000 shares of Series C Preferred Stock, $.01 par value per share, 68,000 shares of Series D Preferred Stock, $.01 par value per share and 332,000 shares of Series E Preferred Stock, $.01 par value per share.

        Except as provided in any resolution or resolutions establishing a class or series of Preferred Stock pursuant to this Article 4, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to .5939 of a vote for each share held by such holder, and holders of shares may not cumulate votes for the election of directors.

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        Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

        In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities; and (ii) distributions or provisions for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution or winding up of the Corporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

        The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

          (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

          (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

          (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

          (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

          (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

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          (f)  whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

          (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

               The powers, preferences and relative, participating, optional and other special rights, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative."

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     4.   Article 6 of the Certificate of Incorporation shall be amended in its entirety to read:

        "ARTICLE 6. Directors and Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined as stated in the Corporation's Bylaws, as may be amended from time to time.

        A. Classification and Term. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the directors of the Corporation shall be as follows:
     the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of the filing of the Amended and Restated Certificate of Incorporation in connection with the Corporation's initial public offering; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of the filing of said Amended and Restated Certificate of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of the filing of said Amended and Restated Certificate of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.

        B. No Cumulative Voting. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

        C. Vacancies. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that no decrease in the number of directors shall shorten the term of any incumbent director.

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        D.  Removal.  Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose."

     C. That the shareholders of the Corporation, pursuant to Section 228 of the GCL, by a unanimous written consent of all of the shareholders of the Corporation, have approved the Amendment as set forth above.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be duly executed this 20th day of March, 1998.


                              By: /s/ Rudolf P. Guenzel
                                 --------------------------------
                                   Rudolf P. Guenzel
                                   President and Chief Executive Officer
ATTEST:

By: /s/ J. Michael Holmes
   ---------------------------
     J. Michael Holmes
     Secretary